Exhibit 10.1

RAPTOR PHARMACEUTICAL CORP.

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between [            ] (“Executive”) and Raptor Pharmaceutical Corp. (the “Company”), effective as of the latest date set forth below by the signatures of the parties hereto (the “Effective Date”).

R E C I T A L S

A. The Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as defined below), including the possibility of an involuntary termination or change in Executive’s role at the Company in connection therewith may be a distraction to Executive and may cause Executive to consider alternative employment opportunities.

B. The Board has accordingly determined that it is in the best interests of the Company and its stockholders for the Company to provide Executive with certain severance benefits upon certain terminations of Executive’s service to the Company upon a Change in Control in order to, among other things, (i) ensure the continued dedication and objectivity of Executive, (ii) enhance Executive’s financial security and provide incentive and encouragement to Executive to continue Executive’s employment and (iii) motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders, in each case, notwithstanding the possibility of such an occurrence.

C. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 8 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law.

3. Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes and fails to revoke during any applicable revocation period a Release of Claims (as defined below) within sixty (60) days, or such shorter period of time specified by the Company following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a) Severance. Executive shall be entitled to receive an amount equal to the sum of (i) eighteen (18) months of Executive’s base salary and (ii) one hundred percent (100%) of Executive’s target annual bonus (assuming achievement of performance goals at 100% of target), at the rate equal to the higher of (x) the rate in effect immediately prior to Executive’s Termination Date or (y) the rate in effect immediately prior to the Change in Control, payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(b) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA (as defined below), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the eighteen (18) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (the “Coverage Period”). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the foregoing, the Company may elect at any time during the Coverage Period that, in lieu of paying or reimbursing the premiums, the Company instead shall provide Executive with a monthly cash payment equal to the amount the Company would have paid pursuant to this Section 3(b). Such monthly payments shall be made on the first payroll date to occur during each such month for the remaining portion of the period that ends of the earlier of (i) twenty-seven (27) months following the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).

(c) Equity Awards. Each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock unit award held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to 100% of the unvested shares underlying Executive’s equity awards as of the Termination Date. To the extent vested after giving effect to the acceleration provided in the preceding sentence, each stock option held by the Executive shall remain exercisable until the earlier of the original expiration date for such stock option or the eighteen (18) month anniversary of Executive’s Covered Termination.

4. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5. Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its subsidiaries, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6. Other Terminations. If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than a Covered Termination, then Executive shall not be entitled to any benefits under this Agreement other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law. For the avoidance of doubt, the terms of the Executive’s Offer Letter or Employment Agreement with the Company dated as of                     (the “Employment Agreement”) shall continue to govern any severance or other benefits, if any, payable on a qualifying termination outside of a change in control, or in the case of death or permanent disability.

7. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or such other accounting firm chosen by the Company to perform this work prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered or such earlier time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 7 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means (i) Executive’s commission of a felony or other crime involving moral turpitude; (ii) any willful act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive, Executive’s family or any third party at the expense of the Company; (iii) any willful act of gross misconduct which is materially and demonstrably injurious to the Company; and/or (iv) Executive’s material breach of this Agreement or the Employment Agreement. For the purpose of this Agreement, no act, or failure to act, by Executive shall be considered “willful” if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law.

(b) Change in Control. “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event for any amount that constitutes deferred compensation that is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such amount (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

(c) Change in Control Period. “Change in Control Period” means that period commencing on the consummation of a Change in Control and ending eighteen (18) months following the date thereof.

(d) COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e) Covered Termination. “Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason, provided that the termination constitutes a Separation from Service.

(f) Good Reason. “Good Reason” means Executive’s resignation as a result of a Good Reason Condition. In order to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason Condition within thirty (30) days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described in Section 3 as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive may resign for Good Reason based on the Good Reason Condition specified in the notice, provided that such resignation must occur within sixty (60) days after the initial existence of such Good Reason Condition.

(g) Good Reason Condition. “Good Reason Condition” means that any of the following are undertaken without Executive’s express written consent: (i) a material reduction in Executive’s base salary; (ii) a material diminution in Executive’s responsibilities; (iii) the Company’s material breach of any material term of this Agreement; or (iv) a material change in the geographic location at which Executive must perform Executive’s service to the Company, it being understood that such a material change would include a requirement that Executive relocate to an office that would increase Executive’s one-way commute distance by more than thirty-five (35) miles or one-way average commute time by more than 45 minutes, in each case, based on Executive’s primary residence at the time such relocation is announced.

(h) Involuntary Termination Without Cause. “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause. The termination of Executive’s employment as a result of Executive’s death or inability to perform the essential functions of his job due to disability will not be deemed to be an Involuntary Termination Without Cause.

(i) Release of Claims. “Release of Claims” means an effective general release of all claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A executed and not revoked by Executive in accordance with its terms and in no event later than sixty (60) days following the Covered Termination.

(j) Separation from Service. “Separation from Service” means Executive’s termination of employment or service constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(k) Termination Date. “Termination Date” means the date Executive experiences a Covered Termination.

9. Successors.

(a) Company’s Successors. Except as set forth above, any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise)

to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

11. Confidentiality; Non-Disparagement.

(a) Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to Executive’s Employee Invention Assignment and Confidentiality Agreement entered into between Executive and the Company (the “Confidential Information Agreement”).

(b) Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees. The Company agrees that it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive. Nothing in this Section 11(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

12. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

13. Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed to be deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 above unless Executive’s termination of employment constitutes a Separation From Service and, except as provided under Section 13(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation From Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 13(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the subject matter hereof. All understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (including in the Employment Agreement) are as of the Effective Date superseded by this Agreement and null and void and of no further force and effect. For the avoidance of doubt, the severance and other benefits provided by this Agreement shall be in lieu of any severance or other benefits payable on a termination related or due to a change in control as provided by the terms of the Employment Agreement; however, the terms of the Employment Agreement shall continue to govern any severance or other benefits payable on a qualifying termination outside of a change in control, or in the case of death or permanent disability.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

RAPTOR PHARMACEUTICAL CORP.

By:
Title:
Date:

EXECUTIVE

[ ]

Date:

Signature Page to Form Change in Control Severance Agreement

EXHIBIT A

GENERAL RELEASE OF CLAIMS

(INDIVIDUAL TERMINATION – AGE 40 OR OLDER)

This General Release of Claims (“Release”) is entered into as of [                    ] between [                    ] (“Executive”) and Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 1(c), below.

1. Executive’s Release of the Company.

(a) Executive, on his own behalf and on behalf of his family members, heirs, executors, administrators, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Release, including, without limitation:

(i) any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship;

(ii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iii) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the

Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002, except as prohibited by law; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

(iv) any and all claims for violation of the federal or any state constitution;

(v) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vi) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the Change in Control Severance Agreement entered into between the Parties as of [            ], 2015 (the “CIC Agreement”); and

(vii) any and all claims for attorneys’ fees and costs.

(b) Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under the CIC Agreement. This release does not release claims or rights that cannot be released as a matter of law, including, but not limited to, (i) claims for indemnity under California Labor Code Section 2802; and (ii) Executive’s right to communicate with, cooperate with, or provide information to, any federal, state or local government regulator, including but not limited to the Equal Employment Opportunity Commission, California Department of Fair Employment, Securities and Exchange Commission, Commodity Futures Trading Commission, or the Department of Justice; provided, however, that to the extent permitted by law Executive does release his right to secure damages or other monetary compensation from the Company for any alleged discrimination, harassment, retaliation or interference with his alleged rights under applicable law and regulation.

(c) Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release; (b) he has [twenty-one (21)] days within which to consider this Release; (c) he has seven (7) days following his execution of this Release to revoke this Release; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Vice President Global Human Resources in less than the [21]-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release. To revoke his acceptance of this Release, Executive must contact the Vice President Global Human Resources by facsimile at 415-382-8002 no later than 5 p.m. on the 7th day following Executive’s signature of this Release.

(d) California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

2. Executive Representations. Executive represents and warrants that:

(a) Executive has returned to the Company all Company property in Executive’s possession;

(b) Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date (as defined in the CIC Agreement) and any accrued, unused vacation earned through such date, and any payments that become due under Section 3 of the CIC Agreement;

(c) During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to any worker’s compensation law or Executive has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation pursuant to any worker’s compensation law;

(d) From the date Executive executed the CIC Agreement through the date Executive executes this Release, Executive has not made any disparaging comments about the Company, nor will Executive do so in the future; and

(e) Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

3. Maintaining Confidential Information. Executive reaffirms his obligations under the Confidential Information Agreement (as defined in the CIC Agreement). Executive acknowledges and agrees that the payments and benefits provided in Section 3 of the CIC Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

4. Confidentiality; Non-Disparagement. Executive reaffirms his obligations pursuant to Section 11 of the CIC Agreement.

5. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release and the CIC Agreement contains the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

9. Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

DATED:	/s/
[Name]

DATED:	RAPTOR PHARMACEUTICAL CORP.

By:

Name:

Title:

Signature Page to Release